Exhibit 99.1

FOR IMMEDIATE RELEASE

Jagged Peak, Inc.

3000 Bayport Dr, Suite 250

Tampa, FL 33607

Jagged Peak Announces Financial Results

for the Third Quarter of 2013

Net revenues increased 30% to $11.3 million.

TAMPA, FLORIDA – November 8, 2013 – Jagged Peak, Inc. (OTC BB: JGPK), a leading provider of enterprise-class e-commerce solutions and supply chain services, today announced financial results for the quarter ended September 27, 2013.

Third Quarter Highlights:

●	Total revenue for the 13-week period increased 30% to $11.3 million compared to the same period last year.

●	Profit before taxes for the 13-week period increased 10% to $458,300.

●	Amended and restated the two-year senior credit facility with Fifth Third Bank to increase its borrowing capacity to $5 million and extend its maturity to August 2015.

Revenues increased $2,602,100, or 30%, to $11,319,900 for the 13-week period ended September 27, 2013, as compared to $8,717,800 for the 13-week period ended September 28, 2012. Greater e-commerce order volume on client sites resulted in increases in both technology and fulfillment service revenues. Revenues from implementation of new client sites and on-going development for existing clients were consistent across these periods.

Cost of revenue, which consists primarily of labor, fulfillment operations and facilities costs, increased by $2,326,000 or 35%, to $8,982,300 for the 13-week period ended September 27, 2013, as compared to $6,656,300 for the 13-week period ended September 28, 2012. As a percentage of revenue, cost of revenue was 79% for the 13-week period ended September 27, 2013, as compared to 76% for the 13-week period ended September 28, 2012. This increase is primarily related to the increase in fulfillment employees needed to manage order growth.

Selling, general and administrative expense increased by $238,100, or 15%, to $1,851,900 for the 13-week period ended September 27, 2013, as compared to $1,613,800 for the 13-week period ended September 28, 2012. This increase was primarily related to increases in wages due to additional employees needed to grow support teams.

Interest expense decreased by $7,100 to $51,300 for the 13-week period ended September 27, 2013, as compared to $58,400 for the 13-week period ended September 28, 2012, primary due to a lower average outstanding balance and lower rate on the line of credit.

The Company realized a profit from continuing operations before provision for income taxes of $458,300 for the 13-week period ended September 27, 2013, as compared to $417,300 for the 13-week period ended September 28, 2012, an increase of 10%.

Income tax expense was $179,000 for the 13-week period ended September 27, 2013 compared to an income tax expense of $163,100 for the 13-week period ended September 28, 2012. Differences between the taxable income and the effective tax rate used for 2013 and 2012, as compared to the U.S. federal statutory rate, are primarily due to permanent differences and taxes on foreign operations. As of September 27, 2013, the Company had U.S. (federal and state) net operating loss carry forwards of $1,635,500 to reduce future taxable income, which will expire between 2024 and 2031. The Company also has a Canadian net operating loss carry forward of $988,400 which does not begin to expire until 2029.

Management believes there will be sufficient future earnings to support the more than likely realization of deferred tax assets in excess of existing taxable temporary differences. The amount of deferred tax assets considered realizable, however, could be reduced in the near-term if estimates of future taxable income are reduced.

The Company realized net income of $279,300 for the 13-week period ended September 27, 2013, compared with net income of $254,200 for the 13-week period ended September 28, 2012, an increase of 10%.

Basic income per share from continuing operations for the 13-week period ended September 27, 2013 was $0.02 per weighted average share, compared with basic income of $0.02 per weighted average share for the 13-week period ended September 28, 2012.

Adjusted EBITDA for the 39-week period ended September 27, 2013 was approximately $1,665,200 compared to approximately $1,376,500 for the 39-week period ended September 28, 2012. The increase in the Adjusted EBITDA primarily relates to the increase in sales, improved operating margins from improved management of fulfillment operations, implementation of clients’ e-commerce sites and lower borrowing costs. These improvements were partially offset by higher salaries and wages. The Company defines Adjusted EBITDA as earnings before interest, taxes, and depreciation and amortization, and stock option expense. The Company believes Adjusted EBITDA is a useful measure of operating performance before the impact of investing and financing transactions, making comparisons between companies’ earnings power more meaningful and providing consistent comparisons of the Company’s performance. To provide consistent comparisons of year-over-year Adjusted EBITDA, the following reconciliation is provided:

	For the 39-weeks ended
	September 27, 2013	September 28, 2012
Net income as reported	$602,100	$415,500
Income tax expense	416,600	341,600
Interest expense	155,700	221,900
Depreciation and amortization	490,800	322,300
Stock option expense	-	75,200
Adjusted EBITDA	$1,665,200	$1,376,500

“Our continued growth is, in part, a reflection of an increasing number of enterprise clients turning to Jagged Peak for our innovative ecommerce platform,” says Jagged Peak Chief Executive Officer Paul Demirdjian. “They’re relying on our platform for key omnichannel capabilities to provide a perfect customer experience. Our multi-channel eCommerce and distributed order management, cross-channel analytics and supply chain solutions have helped our clients increase their online sales and deliver at a lower cost. In terms of order delivery, we not only continue expanding our U.S. and Canadian distribution network, we also continue to raise the bar for service excellence, including same-day delivery with stats of less than one-hour from order placement to customer receipt in key markets.”

“We continue to improve cash flow and remain focused on investing in our infrastructure to support our enterprise clients,” says Jagged Peak Chief Financial Officer Albert Narvades. “With the strength of our platform, we will look to drive efficiencies across our growing operations.”

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers’ acceptance of our products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the market, increased competition, our ability to attract and retain qualified personnel, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in the Jagged Peak, Inc. periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-K for its fiscal year ended December 28, 2012.

About Jagged Peak

Jagged Peak is a leading e-commerce solutions provider with software and services that enhance the scalability, flexibility and profitability of multi-channel online businesses. Its cornerstone technology is EDGE---an enterprise-class e-commerce platform that includes a full-featured e-commerce Platform (ECP) and robust Order Management System (OMS) as well as a Warehouse Management System (WMS) and Transportation Management System (TMS). These platform elements can be deployed alone or together through a license or SaaS delivery model to form an end-to-end, Cloud-based software suite that integrates the entire order life cycle with visibility across business units, distribution channels and trading partners---all while enabling the client to have complete control of its online brand. Combining its technology with a comprehensive array of eMarketing, customer support and IT professional services along with “anytime, anywhere” order fulfillment through its FlexNet warehouse network, Jagged Peak offers a rare and uniquely holistic approach to e-commerce. Jagged Peak’s blue chip client roster includes numerous global consumer brand companies. For more information, please visit www.jaggedpeak.com.

Investor Relations

Albert Narvades

CFO

Jagged Peak, Inc.

3000 Bayport Drive, Suite 250

Tampa, FL 33607

813-637-6900 Ext 225

Media Contact

Marjorie Bulone

Director of Marketing

Jagged Peak, Inc.

3000 Bayport Drive, Suite 250

Tampa, FL 33607

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